Exhibit 99.1

CONSENT OF COMMERCE STREET CAPITAL, LLC

We hereby consent to the use of our name and to the description of our opinion, dated January 19, 2012, under the caption “Opinion of Financial Advisor of the Bank” in, and to the inclusion of our opinion letter as Appendix B, to the Proxy Statement/Prospectus of Prosperity Bancshares, Inc., which Proxy Statement/Prospectus forms a part of the Registration Statement on Form S-4 of Prosperity Bancshares, Inc. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Commerce Street Capital, LLC
Commerce Street Capital, LLC Dallas, Texas February 16, 2012